UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Intermix Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1556248
(State of Incorporation or Organization)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.001 par value	American Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration file number to which this form relates (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement relates to the common stock, par value $0.001 per share (“Common Stock”), of Intermix Media, Inc., a Delaware corporation (the “Company”) which is to be registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and listed on the American Stock Exchange under the symbol “MIX.” Listing on the American Stock Exchange is expected to commence Friday, October 29, 2004. Our Common Stock is currently quoted on the Pink Sheets under the symbol “IMIX.” Our common stock is expected to cease to be quoted on the Pink Sheets on October 29, 2004.

The Company is authorized to issue up to 250,000,000 shares of Common Stock, of which 29,005,000 shares are issued and outstanding as of October 28, 2004. The Company is also authorized to issue up to 40,000,000 shares of preferred stock, par value $.10 per share (“Preferred Stock”), of which 194,000 shares of Series A 6% Convertible Preferred Stock, 1,797,000 shares of Series B Convertible Preferred Stock and 7,010,000 shares of Series C and C-1 Convertible Preferred Stock are issued and outstanding as of October 28, 2004.

The following description of the Company’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the Company’s Certificate of Incorporation, Certificates of Designation and Bylaws, which are incorporated by reference as exhibits to this registration statement.

Holders of shares of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders, including the election of Directors. The holders are entitled to receive dividends when, as and if declared by the Board of Directors, in its discretion, out of funds legally available therefore, subject to preferences that may be applicable to any outstanding shares of Preferred Stock. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining after payment of liabilities and after payment of any preferential amounts to which holders of shares of any series of Preferred Stock may be entitled. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

Item 2.	Exhibits.

The following exhibits are filed as a part of this registration statement.

Exhibit Number		Exhibit Title/Description
1	—	Certificate of Incorporation of Intermix Media, Inc. dated October 31, 2002. (1)

2	—	Certificate of Designation of Series A 6% Convertible Preferred Stock of Intermix Media, Inc., dated October 31, 2002. (1)

3	—	Certificate of Amendment of Certificate of Designation of Series A 6% Convertible Preferred Stock of Intermix Media, Inc., dated February 17, 2004. (2)

4	—	Certificate of Designation of Series B Convertible Preferred Stock of Intermix Media, Inc., dated October 31, 2002. (1)

5	—	Certificate of Amendment of Certificate of Designation of Series B Convertible Preferred Stock of Intermix Media, Inc., dated February 17, 2004. (2)

6	—	Certificate of Designation of Series C Convertible Preferred Stock of Intermix Media, Inc., dated October 31, 2003. (3)

7	—	Certificate of Designation of Series C-1 Convertible Preferred Stock of Intermix Media, Inc., dated October 31, 2003. (3)

8	—	Bylaws of Intermix Media, Inc. (4)

(1)	Incorporated by reference to Intermix Media, Inc.’s Form 8-K filed on January 9, 2003.

(2)	Incorporated by reference to Intermix Media, Inc.’s Form 8-K filed on June 15, 2004.

(3)	Incorporated by reference to Intermix Media, Inc.’s Form 8-K filed on November 6, 2003.

(4)	Incorporated by reference to Intermix Media, Inc.’s Form 10-Q filed on August 13, 2004.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Intermix Media, Inc. (Registrant)

By:	/s/ Thomas J. Flahie
Thomas J. Flahie Chief Financial Officer

Dated: October 28, 2004